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                                                                   Exhibit 8.2
                                                               Form of Opinion


                                    [LETTERHEAD OF
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]



                                                 _______________ __, 1997



Autoliv AB
World Trade Center
Klarabergsviadukten 70, Section C
Stockholm, Sweden


Ladies and Gentlemen:

         In connection with the (i) formation of Autoliv, Inc., a Delaware corporation ("New Autoliv"), (ii) exchange of securities of Autoliv AB (the "Autoliv Securities"), a corporation organized under the laws of the Kingdom of Sweden ("Autoliv"), for shares of New Autoliv pursuant to an exchange offer (the "Exchange Offer") and (iii) compulsory acquisition by a wholly-owned subsidiary of New Autoliv of Autoliv Securities from holders of Autoliv Securities not participating in the Exchange Offer (the "Compulsory Acquisition") under the laws of the Kingdom of Sweden, together with the contemporaneous merger (the "Merger") into Morton International, Inc., an Indiana corporation ("Morton"), of ASP Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of New Autoliv ("Merger Sub"), as provided for in the Combination Agreement dated as of November 25, 1996, among New Autoliv, Morton, Merger Sub and Autoliv (the "Combination Agreement"), you have requested our opinion as to whether the Exchange Offer, in conjunction with the Merger, will be treated for United States federal income tax purposes as a transfer of property described in
Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         The terms of the Exchange Offer, the Merger and certain related transactions (the "Related Transactions") are set forth in the Combination Agreement and described in the Joint Proxy Statement/Prospectus/Exchange Offer,
dated [           ], 1997 (the "Proxy Statement/Prospectus/Exchange Offer"),
filed with the Securities and Exchange Commission (the "Commission") on March
[ ], 1997 as part of New Autoliv's Registration Statement on Form S-4. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Combination Agreement.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information,



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covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Combination Agreement, the Proxy Statement/Prospectus/Exchange Offer and such other documents as we have deemed necessary or appropriate. We have assumed that the facts and information contained in the Proxy Statement/Prospectus/Exchange Offer were true, correct and complete in all material respects as of March [ ], 1997 and that no material changes have occurred since such date. In addition, we have relied upon the accuracy and completeness of certain statements and representations (which statements and representations we have neither investigated nor verified) set forth in certificates dated the date hereof delivered by officers of Autoliv, Morton and New Autoliv (the "Officers' Certificates").

         Our opinion is conditioned on, among other things, (i) the initial and continuing accuracy of the facts, information, covenants, statements and representations set forth in the documents referred to above and (ii) the consummation of the Exchange Offer, the Merger and the Related Transactions in accordance with the terms of the Combination Agreement and as described in the Proxy Statement/Prospectus/Exchange Offer, including the substantially contemporaneous consummation of the Exchange Offer and the Merger. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents.

         In rendering our opinion, we have considered applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed appropriate under the circumstances. All such authorities are subject to change, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions. Moreover, there can be no assurance that positions contrary to those stated in this opinion will not be asserted by the Internal Revenue Service or, if challenged, by a court.

         Based solely upon and subject to the foregoing, we are of the opinion that under United States federal income tax law as in effect on the date hereof, the Exchange Offer, in conjunction with New Autoliv's acquisition of Morton Shares pursuant to the Merger will be treated for United States federal income tax purposes as a transfer of property described in section 351(a) of the Code.

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         Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger, the Exchange Offer and the Related Transactions. This opinion is furnished to you solely for your benefit pursuant to Section 9.1(g)(ii)(B) of the Combination Agreement and is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

         We hereby consent to the use of our name in the Proxy Statement/Prospectus/Exchange Offer and to the filing of this letter (or a form thereof) as an exhibit to New Autoliv's Registration Statement on Form S-4 filed with the Commission with respect to, among other things, the Exchange Offer. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                                                 Very truly yours,







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